Exhibit 5

Vintage Capital Statement Regarding Rent-A-Center

Orlando, FL, December 18, 2018 – Vintage Capital Management, LLC (“Vintage”) issued the following statement concerning the actions of Rent-A-Center, Inc. (“Rent-A-Center”):

Rent-A-Center’s purported termination of our merger agreement is invalid. Vintage believes that the merger agreement remains in effect and that Rent-A-Center’s actions constitute a further material breach of the merger agreement. Vintage intends to pursue all available remedies against Rent-A-Center.

About Vintage Capital Management

Vintage Capital is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. Vintage is the controlling shareholder of Buddy’s Newco LLC d/b/a Buddy’s Home Furnishings, a privately-held rent-to-own company with over 300 locations across the U.S. and Guam. For additional information about Vintage, please visit www.vintcap.com. For additional information about Buddy’s please visit www.buddyrents.com.

Contacts

Vintage Capital Management

Andrew Laurence, Partner

617-690-2580

alaurence@vintcap.com